                                                                Exhibit 22(i)(4)


            [Letterhead of Vedder, Price, Kaufman & Kammholz, P.C.]


                                February 25 ,2005



The Oberweis Funds
951 Ice Cream Drive, Suite 200
North Aurora, IL  60542

Gentlemen:


     We have acted as counsel to The Oberweis Funds, a Massachusetts business trust (the "Fund"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 23 to the Fund's Registration Statement on Form N-1A (the "Post-Effective Amendment"), in connection with the public offering from time to time of an indefinite number of units of beneficial interest, no par value ("Shares"), in three authorized series, the Oberweis Emerging Growth Portfolio, the Oberweis Micro-Cap Portfolio, and the Oberweis Mid-Cap Portfolio (the "Portfolios"), under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Fund's Agreement and Declaration of Trust, as amended (the "Declaration of Trust"), the Fund's Bylaws, as amended, the actions of the trustees of the Fund that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, officers and Trustees of the Fund.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that in our experience are normally applicable to the issuance of units of beneficial interest by an entity such as the Fund. We express no opinion with respect to any other laws.

The Oberweis Funds


February 25, 2005


Page 2

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and
(b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.


     Under Massachusetts law, shareholders of a "Massachusetts business trust" could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Fund. The Declaration of Trust also provides for indemnification out of the property of the Fund for all losses and expenses of any shareholder held personally liable for the obligations of the Fund. Thus, the risk of liability is limited to circumstances in which the Fund would be unable to meet its obligations.



     This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.


                                      Very truly yours,

                                      /s/Vedder, Price, Kaufman & Kammholz, P.C.

                                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

JAA/RJM/sfs